EXHIBIT 10(f)

COMPLETE TEXT OF THE DOW CHEMICAL COMPANY
1988 AWARD AND OPTION PLAN

As amended and restated on December 10, 2008, effective January 1, 2009.

1.
Establishment and Purpose of the Plan:  The Dow Chemical Company 1988 Award and Option Plan is hereby established upon the following terms and conditions.  The purpose of the Plan is to attract and retain in the employ of the Company and its Subsidiaries and Affiliates people of ability, training and experience by providing such people, in consideration of services performed, an incentive for outstanding performance to the end of furthering the continued growth and profitability of the Company, and to encourage ownership of the Company’s stock by such people.

2.	Definitions

2.01	Affiliate: Any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee.

2.02	Award: An award of Deferred Stock, Restricted Stock, Options or Stock Appreciation Rights under the Plan.

2.03	Awardee: An Employee to whom an Award is made.

2.04	Board of Directors: The Board of Directors of the Company.

2.05
Change in Control:  A Change in Control shall be deemed to have occurred on (A) the date that there is a change in ownership of a corporation where one person, or more than one person acting as a group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than  50 percent of the total fair market value or total voting power of the stock of such corporation, or (B) notwithstanding that there hasn’t been a change in ownership under (A), the date there is a change in the effective control of the corporation under which either: (1) any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of the corporation; or (2) a majority of members of the corporation’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.  This definition of “Change in Control” is intended to conform to the definition of a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined under Code section 409A and any subsequent authority issued pursuant thereto, and no corporate event shall be considered a Change in Control unless it meets such requirements.

2.06	Code: The Internal Revenue Code of 1986, as amended.

2.07	Common Stock: The Common Stock of the Company, par value $2.50 a share, or such other class or kind of shares or other securities as may be applicable under Section 10.

2.08	Company: The Dow Chemical Company, a Delaware corporation, or any successor to substantially all its business.

2.09
Committee:  The Compensation Committee of the Board of Directors, or such other committee designated by the Board of Directors, designated to administer the Plan under Section 4, which committee shall have at least three members, each of which shall be a Disinterested Person.

2.10	Deferred Stock: Common Stock awarded by the Compensation Committee under Section 6 of the Plan.

2.11
Disinterested Person:  A person defined in Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended, or any successor definition adopted by the Commission.

2.12
Employee:  An employee of the Company or a Subsidiary, including an officer or director who is such an employee, who at the time an Award is made has a work schedule of 50% or more of the standard hours defined as full-time in such employee’s work location, but excluding any employee who has provided to the Company a written irrevocable election not to be eligible.

2.13
Fair Market Value:  As applied to a specific date, the closing market price of Common Stock, as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded.  However, in the case of an Incentive Stock Option, if such method of determining Fair Market Value shall not be consistent with the then current regulations of the U.S. Secretary of the Treasury, Fair Market Value shall be determined in accordance with those regulations.

2.14
Incentive Stock Option:  Any Option intended to meet the requirements of an incentive stock option as defined in Section 422A of the U.S. Internal Revenue Code of 1986 as amended or any statutory provision that may replace such Section.

2.15	Key Employee: Any employee of the Company who has a job level of 820 points or higher as of his Separation from Service.

2.16	Non-Qualified Option: Any Option not intended to be an Incentive Stock Option.

2.17	Options: Any option or options granted from time to time under the Plan, including both Non-Qualified Options and Incentive Stock Options.

2.18	Plan: The Dow Chemical Company 1988 Award and Option Plan herein set forth, as the same may from time to time be amended.

2.19	Restricted Stock: Common stock awarded by the Committee under Section 7 of the Plan.

2.20	Separation from Service or Separates from Service: A "separation from service" within the meaning of Code section 409A.

2.21	Stock Appreciation Rights: Rights awarded by the Committee under Section 9 of the Plan.

2.22
Subsidiary:  Any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

3.	Eligibility

Any Employee is eligible to receive an Award.

4.	Plan Administration

4.01	Administrator: The Plan shall be administered by the Committee.

4.02
Administrative Powers:  The Committee shall have full power to interpret and administer the Plan and full authority to act in selecting the Employees to whom Awards will be granted, in determining the type and amount of Award to be granted to each such Employee, the terms and conditions of Awards granted under the Plan, subject to the provisions of Section 409A of Internal Revenue Code of 1986, as amended and any subsequent authority promulgated Section 409A  and the terms of agreements which will be entered into with Awardees.  The Committee shall have the power to make regulations for carrying out the Plan and to make changes in such regulations as they from time to time deem proper.  Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, Affiliates, all Employees, their respective legal representatives, successors and assigns and upon all other persons claiming under or through any of them.  As to the selection of and grants of awards to Awardees who are not subject to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may delegate any or all of its responsibilities to members of the Company’s administration.

4.03
Limitation on Liability:  Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

5.	Shares Subject to the Plan

5.01
Subject to adjustment as provided in Section 10, the total number of shares of Common Stock available for grant under the Plan in each calendar year during any part of which the Plan is effective shall be one and one-half percent (1.5%) of the total outstanding shares of Common Stock as of the first day of such year for which the Plan is in effect; provided that such number shall be increased in any year by fifty percent (50%) of the shares available for grant hereunder in each of the previous three years, but not covered by Awards granted hereunder in such years; and provided, further that no more than thirty million (30,000,000) shares shall be cumulatively available for the grant of Incentive Stock Options under the Plan. Awards of Deferred Stock and Restricted Stock are limited to fifteen (15%) of the aggregate limit as provided in this Section, such percentage to be calculated as the annual average over any ten year period of time. In addition, the Company may increase the shares available for Awards through an advance of up to fifty percent (50%) of the subsequent year’s allocation (determined by using fifty percent (50%) of the currentyear’s allocation).  In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.  Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.  If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

5.02
Individual Limits:  Notwithstanding anything to the contrary elsewhere in this Plan, and subject to adjustment as provided in Section 10, in any calendar year, the maximum number of shares of common stock covered by Awards of Options and Stock Appreciation Rights granted to any individual shall not exceed one million, two hundred thousand (1,200,000).  In addition, any shares that remain ungranted under the foregoing limitation for the prior calendar year for that individual may be carried forward to the current year, and any number of shares may be borrowed against that individual’s limit for the succeeding year.  In no event, however, shall the total number of shares carried forward and borrowed in any year for any individual pursuant to this Section 5.02 exceed the maximum number stated in the first sentence of this Section 5.02.  For purposes of this Section 5.02, shares shall be counted first against the current year, then against the prior year, and finally against the succeeding year.  Aggregate awards of Deferred Stock and Restricted Stock to any individual shall not exceed nine hundred thousand (900,000) shares during any three-calendar-year period.

6.	Deferred Stock Rules and Conditions

The grant of Deferred Stock shall be upon the following rules and conditions:

6.01
Deferred Stock Grants:  Deferred Stock shall be evidenced by Deferred Stock agreements.  Such agreements shall conform to the requirements of the Plan, contain the time and form of payment, and may contain such other provisions (including provisions for the protection of and/or the payment of Deferred Stock in the event of a Change in Control) as set forth in Section 15.07.

6.02
Crediting of Deferred Stock:  Upon determination of the number of shares of Deferred Stock to be granted to an Awardee the Committee shall direct that the same be credited to the Awardee’s account on the books of the Company but that issuance and delivery of shares shall be deferred until the date or dates provided in this Plan and the applicable Deferred Stock agreements.  Prior to issuance and delivery hereunder the Awardee shall have no rights as a stockholder with respect to any shares of Deferred Stock credited to his or her account.

6.03
Payment Equivalent to Dividends:  During the period that shares of Deferred Stock remain credited to the account of an Awardee and before their issuance and delivery, the Company shall pay or accrue to the Awardee on each date dividends on Common Stock are paid, a sum of money equal to what would have been received if the shares of Deferred Stock credited to the account had been owned ("Dividend Equivalents"), subject to such conditions as the Committee may deem appropriate.  The time and form of such payment of the Dividend Equivalents shall be specified in the Deferred Stock agreements.

6.04
Delivery:  Subject to the terms and conditions described herein, the shares of Deferred Stock credited to the account of an Awardee shall be issued and delivered to the Awardee in one or more installments on such date(s) as specified in the Deferred Stock agreements.

7.	Restricted Stock Rules and Conditions

The grant of Restricted Stock shall be upon the following rules and conditions:

7.01
Restricted Stock Grants:  Restricted Stock shall be evidenced by Restricted Stock agreements.  Such agreements shall conform to the requirements of the Plan and may contain such other provisions (including provision for the protection of Restricted Stock in the event of a Change in Control as set forth in Section 15.07).

7.02
Issuance of Restricted Stock:  Upon determination of the number of shares of Restricted Stock to be granted to an Awardee the Committee shall direct that a certificate representing the number of shares of Common Stock be issued to the Awardee with the Awardee as the registered owner.  The certificate representing such shares shall either be legended as to sale, transfer, assignment, pledge or other encumbrances during the restricted period or deposited by the Awardee, together with a stock power endorsed in blank, with the Company.

7.03	Dividends and Voting Rights: During the restricted period the Awardee shall have the right to receive dividends from and to vote the shares of Restricted Stock.

7.04
Delivery:  The Restricted Stock agreement shall specify the duration of the restricted period and the performance and/or employment conditions under which the Restricted Stock may be forfeited to the Company.  At the end of the restricted period the restrictions imposed hereunder shall lapse with respect to the number of shares of Restricted Stock as determined by the Committee, and the legend shall be removed or the shares delivered, as the case may be, with respect to such number.  The Committee may, in its sole discretion, modify or accelerate the vesting of shares of Restricted Stock.

8.	Option Rules and Conditions

The grant of Options shall be upon the following rules and conditions:

8.01
Option Grants:  Options shall be evidenced by Option agreements.  Such agreements shall conform to the requirements of the Plan, and may contain such other provisions (including restrictions upon the exercise of the Option and provisions for the protection of Options in the event of a Change in Control).

8.02
Option Price:  Except for adjustments permitted by Section 10, the price at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the greater of the Fair Market Value of such shares on the date the Option is granted or the par value of such Common Stock.

8.03
Terms of Options:  The Option agreements shall specify when an Option may be exercisable and the terms and conditions applicable in the event of the Awardee’s Separation from Service during the Option’s term.  In the case of Separation from Service during the Option’s term, in no event shall an Option term be extended beyond the term for exercise originally specified in the Option agreement.  In any case, the term of an Option shall in no event be greater than ten years, and no Option may be exercisable less than one year from date of grant.

8.04
Incentive Stock Option:  Each provision of the Plan and each Option agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be incentive stock option as defined in Section 422A of the Internal Revenue Code of 1986 as amended or any statutory provision that may replace such Section, and any provisions thereof that can not be so construed shall be disregarded.  In no event may an Awardee be granted Incentive Stock Options which do not comply with such grant and vesting limitations as may be prescribed by Section 422A(b)(7) of the Internal Revenue Code of 1986 as amended, or any successor section or limitation and any implementing regulations.

8.05
Payment of Option Price:  The Option price of the shares of Common Stock for which an Option shall be exercised shall be paid in full in cash at the time of the exercise or, with the consent of the Committee, in whole or in part in Common Stock valued at Fair Market Value.  An Awardee shall have no rights of a stockholder with respect to any shares of Common Stock subject to an Option unless and until a stock certificate of such shares shall have been issued to him or her.

9.	Stock Appreciation Rights

The grant of Stock Appreciation Rights (“SARs”) shall be subject to the following rules and conditions:

9.01
Stock Appreciation Right Grants:  Stock Appreciation Rights are rights to receive a payment in cash, Common Stock, Restricted Stock or Deferred Stock as selected by the Committee and shall be set forth in  Stock Appreciation Right agreements.  Stock Appreciation Rights are determined by the appreciation in Common Stock.  Such agreements shall conform to the requirements of the Plan.  A SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”).

9.02
SAR Price:  The exercise price of a Tandem SAR shall be the option price under the related stock option.  The exercise price of a Freestanding SAR shall be not less than 100% of the fair market value of the Common Stock, as determined by the Committee on the date of grant of the Freestanding SAR.  Notwithstanding the foregoing, the Committee may unilaterally limit the appreciation in value of the Common Stock attributable to the SAR at any time prior to its exercise.

9.03
Exercise of SAR:  A Tandem SAR and a Freestanding SAR shall entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR or such lesser amount as determined by the Committee.  Such payment may be in cash, in shares of Common Stock, in shares of Deferred Stock, Restricted Stock or any combination, as the Committee shall determine.  Upon exercise of a Tandem SAR as to some or all of the shares covered by the grant, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise, and such shares shall no longer be available for grant under Section 8.  Conversely, if the related stock option is exercised as to some or all of the shares covered by the grant, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise.  To the extent an SAR (or the related stock option) has not been exercised on its expiration, it will be exercised automatically and paid in the form determined by the Committee.

9.04
Terms of SAR:  SARs shall be subject to the same terms and conditions applicable to options as stated in Section 8.03.  SARs shall also be subject to such other terms and conditions not inconsistent with the Plan as shall be determined by the Committee.

10.	Adjustments Upon Changes in Capitalization

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or a sale by the Company of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, the Board of Directors shall make appropriate adjustment in the number and kind of shares authorized by the Plan. No fractional shares of Common Stock shall be issued pursuant to such an adjustment, however, and the Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall be paid in cash to the Awardee at the time of exercise of an Option or SAR, the delivery of deferred shares, or the lifting of restrictions on restricted stock.  Notwithstanding anything in this Section 10 to the contrary, an adjustment to an Option or SAR under this Section 10 shall be made in a manner that will not result in the grant of a new Option or SAR under Code Section 409A.

11.	Effective Date, Termination and Amendment

The Plan became effective on May 12, 1988, by approval of Company shareholders.  The Plan shall remain in full force and effect until terminated by the Board of Directors, who shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval which shall:

11.01	Increase (except as provided in Section 10) the total number of shares available for issuance pursuant to the Plan.

11.02	Change the class of employees eligible to be Awardees.

11.04	Withdraw the administration of the Plan from the Committee.

11.05	Change the provisions of this Section 11.

12.	Forfeiture

Awards may be forfeited if the Awardee terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason other than death, disability, retirement or a special separation situation as defined in the Terms and Conditions.  Awards may furthermore be forfeited by an Awardee if the Committee determines that the Awardee has at anytime engaged in any activity harmful to the interest of or in competition with the Company, its Subsidiaries or Affiliates or accepts employment with a competitor.

13.	Non-Assignability

Awards may not be pledged, assigned or transferred for any reason during the Awardee’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited.

14.	Beneficiary upon Awardee’s death

An Awardee’s Award shall be transferable at his or her death to the beneficiary designated by the Awardee on forms prescribed by and filed with the  Committee.  Upon the death of an Awardee, such beneficiary shall succeed to the rights of the Awardee.  If no such designation of a beneficiary has been made, the Awardee’s Awards shall succeed to his or her legal representative and shall be transferable by will or pursuant to the laws of descent and distribution.

15.	General Provisions

15.01
Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any Employee any right with respect to continuance of employment by the Company, a Subsidiary or Affiliate, nor interfere in any way with the right of the Company, a Subsidiary or Affiliate to terminate the employment of any Employee at any time with or without assigning any reason therefor.

15.02	For purposes of this Plan, transfer of employment between the Company and its Subsidiaries and Affiliates shall not be deemed termination of employment.

15.03
Appropriate provision may be made for all taxes required to be withheld in connection with any Award, the exercise thereof and the transfer of shares of Common Stock in respect of any federal,  state or local withholding taxes whether domestic or foreign.  In the case of the payment of Awards in the form of Common Stock, the Company shall have the right to retain the number of shares of Common Stock whose fair market value equals the amount to be withheld.

15.04
If any day on or before which action under the Plan must be taken falls on a Saturday, Sunday or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday.

15.05
Without amending the Plan, awards may be granted to Employees who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

15.06
To the extent that federal laws (such as the Securities Exchange Act of 1934, the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware and construed accordingly.

15.08	Notwithstanding any other provision of the Plan to the contrary:

(i)
Deferred Stock:  Upon the occurrence of a Change in Control, an Awardee’s right to receive the number of shares of Deferred Stock credited to the account of the Awardee shall not be forfeitable under any circumstances.  In the event an Awardee incurs an involuntary Separation from Service during the two-year period following the Change in Control, to the extent such Separation from Service occurs prior to the payment date set forth in the Awardee's applicable Deferred Stock agreement, then the Company shall deliver to the Awardee the number of shares of Deferred Stock credited to the account of the Awardee on the thirtieth day following such Separation from Service.

(ii)
Restricted Stock:  Upon the occurrence of a Change in Control, all of the restrictions on Restricted Stock shall lapse and be of no effect whatsoever and such shares shall not thereafter be forfeitable under any circumstances. The Company shall deliver to the holder of shares of  Restricted Stock certificates representing the number of shares and securities on which restrictions have so lapsed free of any restriction, legend or notation within 30 days following the occurrence of a Change in Control.  In the event legended shares were previously provided to the Awardee, the replacement shares will only be delivered upon tender by the holder of certificates representing shares of Restricted Stock in form acceptable for transfer and free and clear of all liens, claims, options and encumbrances.  Neither the Board of Directors nor the Compensation Committee shall have authority to alter or delay the delivery of Common Stock pursuant to the terms of this Paragraph without the holder’s written consent.

(iii)
Management Objectives for Certain Awards of Deferred Stock and Restricted Stock:  Any Award of Deferred Stock or Restricted Stock may specify management objectives which, if achieved, will result in the vesting of Deferred Stock, or termination or early termination of the applicable restrictions in the case of Restricted Stock.  Any Award that specifies management objectives shall specify a minimum acceptable level of achievement in respect of the specified management objective below which no payment will be made in the case of Deferred Stock, or there will be a complete forfeiture of shares in the case of Restricted Stock.  Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Employee or Subsidiary in which the Employee is employed.  The management objectives may be relative to the performance of other companies or entities.  If any individual is, or is determined by the Committee to be likely to become, a covered employee within the meaning of Section 162(m) of the Internal Revenue Code, then Awards to that individual that specify management objectives shall be based on specified levels of, or growth in, one or more of the following criteria:  (i) earnings, (ii) earnings per share, (iii) share price, (iv) revenues, (v) total shareholder return, (vi) return on invested capital, equity, or assets, (vii) operating margins, (viii) sales growth, (ix) productivity improvement, (x) market share, and (xi) economic profit.  Except as may be permitted under Section 162(m) of the Internal Revenue Code of 1986 as amended, or any successor provision, the Committee may not adjust management objectives after the grant of any Award that specifies management objectives.

(iv)           Key Employee Delay: To the extent any payment under this Plan is subject to the restrictions contained in Code section 409A, such payment may not be made to a Key Employee upon Separation from Service before the date that is six months after the Key Employee's Separation from Service (or, if earlier, the Key Employee's death).  Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Key Employee's Separation from Service (or, if earlier, the first day of the month after the Key Employee's death).